Exhibit 99.1

Updated Investor Presentation May 2017 RLJ and FelCor Combination Creates Preeminent Focused-Service and Compact Full-Service Lodging REIT

Transaction Overview Transaction Details 100% stock-for-stock combination of RLJ Lodging Trust (“RLJ”) with FelCor Lodging Trust (“FelCor” or “FCH”) 0.362x fixed exchange ratio (0.362 RLJ shares issued for each FCH share) Pro forma ownership of 71% RLJ / 29% FCH RLJ will be the surviving public company RLJ will assume FelCor’s debt and preferred stock at closing without any expected breakage costs Management and Board All senior management positions continue to be led by RLJ Ross Bierkan, President and CEO Leslie Hale, EVP, COO and CFO At closing, RLJ Board of Trustees will be expanded by one additional Trustee This additional Trustee to be a FelCor designee acceptable to RLJ Cost Savings and Benefits Expect ~$22 million of annualized general and administrative cost savings primarily related to the elimination of duplicative corporate overhead and operating costs Expect ~$11.5 million of cash G&A expense savings, ~$4.5 million of potential capitalized G&A savings and ~$6.0 million of potential stock-based compensation savings Earnings and Dividend Expected to be Adjusted FFO per share accretive in first full year and beyond RLJ intends to maintain its current quarterly dividend of $0.33 per share ($1.32 on an annualized basis) Expected Close Expected closing by the end of 2017; subject to customary closing conditions, including RLJ and FelCor shareholder approvals 2

Compelling Merger and Investment Opportunity High quality institutional-grade portfolio of high margin focused-service & compact full-service hotels Premium branded hotels with broad geographic diversification; urban market concentration with high barriers-to-entry and multiple demand generators Creates third largest pure-play lodging REIT, with a more efficient cost structure Greater access to capital and differentiated portfolio strategy, providing competitive advantages over smaller, less efficient peers Imbedded value creation from recapitalization of FelCor’s capital structure, accretive near-term and long-term dispositions of non-strategic assets, and selective repositioning opportunities Perpetual value creation in G&A, operating and capital procurement efficiencies Transformational combination to result in a dominant platform in the most profitable hotel segments with imbedded growth and value creation opportunities Expected to be immediately Adjusted FFO per share accretive RevPAR and EBITDA per hotel accretive The combination creates a strong and flexible financial platform, generating significant free cash flow with superior liquidity and investment capacity. This allows for the pursuit of value creation opportunities, and the return of capital to shareholders through all parts of the cycle Strategic Combination Financial Strength Competitive Advantage Accretive Transaction Value Creation Opportunities 3

Accretive Transaction with Long-Term Upside

Expected to be Accretive to Shareholders in First Full Year and Beyond
All-stock transaction which allows all shareholders to participate in the upside

Near Term Opportunities

- **Earnings Accretive**
  - Expected to be accretive to Adjusted FFO per share
  - Expect ~$22 million of annualized G&A expense and capitalized cost savings
  - Expect to accretively delever with near-term dispositions
- **RevPAR Accretive**
  - Expected to increase RevPAR to $136 (1) from $130
- **Asset Management Accretive**
  - Expected to increase Hotel EBITDA per Hotel to $4 million (1) from $3 million

Opportunities Over Time

- **Operating Improvements**
  - Purchasing power
  - Capital expenditure efficiencies
  - Cost-of-capital efficiencies
- **Future Balance Sheet / Earnings Enhancements**
  - Continue to delever via accretive asset dispositions
  - Future interest expense savings from refinancing FelCor debt
- **Capital Recycling**
  - Potential to accretively monetize non-core hotels in both portfolios over time to further improve combined portfolio RevPAR and EBITDA margin performance

Source: Company filings and Company information.
Note figures exclude Chateau LeMoyne, which is owned by an unconsolidated joint venture.
1. *Pro forma includes 2016A FelCor same-store figures as further adjusted to exclude Morgans New York and Royalton New York, which are under binding sale agreements. The Knickerbocker, which opened in February 2015, is not included in RevPAR, EBITDA or any subsequent calculations as not disclosed in FelCor's 2016A same-store figures.*

4

RLJ Lodging Trust

Strategic Combination / Natural Fit 5

RLJ’s Focused-Service / Compact Full-Service Strategy RLJ’s strategy focuses on premium branded, upscale focused-service and compact full-service hotels that generate RevPAR similar to traditional full-service but with higher margins Hotel Type: Target efficient upscale focused-service and upper upscale compact full-service hotels Less square footage, fewer food and beverage outlets, limited meeting space and majority of revenue from hotel rooms Quality: Acquire high-quality hotels with RevPAR comparable to traditional full-service hotels but with superior operating margins Location: Diversified footprint in urban and densely developed commercial markets with high barriers-to-entry and multiple demand generators Brand: Premium brand hotels with strong brand loyalty, superior market share and pricing 6

RLJ's Unique Strategy Focuses on the Most Profitable Part of Spectrum

RLJ Investment Focus (Focused-Service and Compact Full-Service)

Category	Budget & Economy	Focused-Service (Upscale Limited-Service / Urban Locations)	Full-Service: Compact Full-Service	Full-Service: Traditional Full-Service	Full-Service: Convention / Resorts	Full-Service: Boutique	Full-Service: Luxury
Level of Service	Level of Services / Amenities Offered						
Amenities / Services	Basic accommodations	Limited ancillary amenities (e.g. limited - restaurants, room service, event space, concierge)	Focus on in-room accommodations with limited amenities (e.g. generally one F& B outlets and limited amount of meeting space)	Offer a wide variety of higher-cost services and amenities (e.g. valet parking, room service, a variety of dining options and boutiques)	Larger scale, traditional full-service offering for convention and nearby meeting centers	Design oriented, personalized experience with unique style and accommodations (often F&B driven)	VIP guest-experience with exclusive amenities, high-end décor, premium dining, and extra services / accommodations
Brand Examples	Red Roof Motel 6 Studio 6 Sleep Inn	Courtyard Residence Inn Hilton Garden Inn Hyatt House Hampton Inn Hyatt Place	*Smaller Box:*	*Larger Box:* Embassy Suites Marriott Hilton Hyatt Wyndham Sheraton DoubleTree	Disney Resorts Gaylord Hilton Hyatt Marriott	Andaz Autograph Collection Kimpton W Hotel	Fairmont Four Seasons Ritz-Carlton Waldorf Astoria
Rooms Rev.%	~100%	90%+	80% – 90%	70% – 85%	40%+	60% – 70%	50% – 60%
Average Keys	50 – 125	100 – 300	200 – 300	300 – 700	400 – 1,000+	100 – 300+	100 – 300+
Meeting Space	0 sq./ft.	< 2,000 sq./ft.	< 10,000 sq./ft.	10,000 – 50,000 sq./ft.	10,000 – 100,000+ sq./ft.	2,500 – 15,000+ sq./ft.	< 15,000 sq./ft.

7

RLJ Lodging Trust

FelCor's Compact Hotels are a Natural Fit with RLJ's Strategy

FelCor Hotel Portfolio (# Hotels)



30
Marriott, Doubletree & Other
Wyndham
Embassy Suites
6
FelCor Compact (1) Full-Service Hotels
FelCor Traditional Full-Service Hotels

2016A Hotel EBITDA Margin



34% (2)
36%
FelCor Compact Full-Service Hotels (1)
RLJ

FelCor's Traditional Full-Service Hotels:
The Fairmont Copley Plaza, Boston
Embassy Suites Myrtle Beach
Hilton Myrtle Beach Resort
Sheraton Burlington
Sheraton Philadelphia Society Hill
Vinoy Renaissance St. Petersburg

Attractive Assets
High-Demand Markets
Significant Asset Value

2016A RevPAR



$148 (2)
$130
FelCor Compact Full-Service Hotels (1)
RLJ

Source: Company filings.
Note all figures represent 2016A and exclude Morgans New York and Royalton New York, which are under binding sale agreements and also exclude Chateau LeMoyne, which is owned by an unconsolidated joint venture.
1. *Please refer to the appendix for FelCor's compact full-service portfolio detail.*
2. *Based on FelCor's as reported 2016A same-store figures. Note, The Knickerbocker, which opened in February 2015, is not included in FelCor's disclosed same-store figures and excluded from hotel EBITDA margin and RevPAR calculations.*

8

RLJ Lodging Trust

RLJ Today Pro Forma RLJ Focused-Service Compact Full-Service Focused-Service Compact Full-Service % of 2016A Hotel EBITDA (1) 73% 23% 46% 44% Average Room Revenues % 2016A Total Revenues (1) 91% 78% 91% 83% Keys per Hotel 144 254 144 282 Average Meeting Space 1,500 sq/ft 7,100 sq/ft 1,500 sq/ft 6,900 sq/ft 2016A Hotel EBITDA per Hotel (1) $2.9mm $4.9mm $2.9mm $5.9mm FelCor Enhances RLJ’s Focused-Service and Compact Full-Service Strategy ___________________________ Sources: Company provided information and public filings. Note all figures represent 2016A and exclude Morgans New York and Royalton New York, which are under binding sale agreements and also exclude Chateau LeMoyne, which is owned by an unconsolidated joint venture. Based on FelCor’s as reported 2016A same-store figures. The Knickerbocker, which opened in February 2015, is not included in FelCor’s disclosed same-store figures and excluded from hotel EBITDA and revenues. Pro forma RLJ balances EBITDA from its focused-service and compact full-service hotel portfolio 96% 90% 9

RLJ's Unique Strategy Generates Significantly Higher Margins Than Peers



RLJ Investment Focus
Category
Budget & Economy
Focused-Service (Upscale Limited-Service / Urban Locations)
Full-Service
Compact Full-Service
Traditional Full-Service
Convention / Resorts
Luxury
Boutique
Level of Service
Level of Services / Amenities Offered
Select Lodging REIT Peers
Ryman
DiamondRock | Sunstone
RLJ + FelCor
Park Hotels | Host Hotels
LaSalle
2016A Hotel EBITDA Margins
36% (1)
34% (2)
34%
32%
32%
31%
28%
28%
RLJ + FCH Compact Full-Service
RLJ + FCH Pro Forma
LaSalle
Ryman
DiamondRock
Sunstone
Host
Park

Source: Company filings.

Note: The Knickerbocker, which opened in February 2015, is not included in hotel EBITDA margin calculations as not disclosed in FelCor's 2016A same-store figures. Figures also exclude Chateau LeMoyne, which is owned by an unconsolidated joint venture and are further adjusted to exclude Morgans New York and Royalton New York, which are under binding sale agreements.

1. *Represents RLJ and FelCor's compact full-service portfolio. Please refer to the appendix for FelCor's compact full-service portfolio detail.*
2. *Represents RLJ and FelCor 2016A Hotel EBITDA margin as reported and as further adjusted to exclude Morgans New York and Royalton New York, which are under binding sale agreements.*

10

RLJ Lodging Trust

FelCor Owns a Portfolio of High-Quality Hotels

FelCor's portfolio consists of high-quality assets in major urban and densely developed markets

- High RevPAR and high margin assets well positioned in attractive markets (Los Angeles, San Francisco, Boston, etc.)
- Well maintained portfolio; FelCor significantly reinvested in its portfolio over the last 10 years
  - Strong in-house design and construction expertise, including specialized property engineers, has enabled an active property management strategy
  - Capital improvements have facilitated highly competitive asset performance in respective markets



The Mills House Wyndham Grand Hotel Charleston — **$186 RevPAR / 43.3% Margin**


WYNDHAM

Wyndham Boston Beacon Hill — **$181 RevPAR / 41.8% Margin**



Embassy Suites Mandalay Beach Hotel & Resort — **$183 RevPAR / 39.6% Margin**



Embassy Suites Los Angeles Int'l Airport South — **$146 RevPAR / 39.7% Margin**

Sources: Company provided information and public filings.

11

RLJ | Lodging Trust

FelCor’s Portfolio Advances RLJ’s Premium Brand Strategy Combination advances premium brand strategy and creates well-balanced diversification across Marriott, Hilton, Hyatt and Wyndham brands FelCor (2) RLJ RLJ + FelCor Combined (2) Brand Mix (1) ___________________________ Source: Company filings. Note figures exclude Chateau LeMoyne, which is owned by an unconsolidated joint venture. Figures based on room counts. Adjusted to exclude Morgans New York and Royalton New York, which are under binding sale agreements. RLJ + FelCor Combined Flags (2) InterContinental 5% Hilton Garden Inn 5% Springhill Suites 3% 12 Hilton 52% Marriott 13% Wyndham 23% Other 7% Marriott 58% Hilton 28% Hyatt 12% Other 2% Marriott 42% Hilton 37% Wyndham 8% Hyatt 8% Other 5% Embassy Suites 21% Courtyard 13% Residence Inn 11% Wyndham 8% Marriott 6% Hyatt House 6% DoubleTree 5% Renaissance 4% Other 18%

FelCor's Portfolio Complements RLJ's Target Markets

FCH's portfolio significantly expands RLJ's existing strong presence in California (31% of FCH rooms), Florida (16% of FCH rooms), and the Northeast Corridor



RLJ
FCH
% of Rooms
> 5.0%
2.5% to 5.0%
1.5% to 2.5%
1.0% to 1.5%
0.75% to 1.0%
< 0.75%
19% of Total Rooms
16% of Total Rooms
13% of Total Rooms

RLJ (1)



TX 18%
CA 12%
FL 12%
CO 9%
IL 8%
NY 6%
KY 6%
IN 5%
Other 24%

FelCor (1)(2)



CA 31%
FL 16%
PA 9%
MA 8%
SC 8%
TX 7%
LA 3%
Other 18%

RLJ + FelCor Combined (1)(2)



CA 19%
TX 14%
FL 13%
CO 6%
IL 5%
PA 5%
Other 38%

1. Figures based on room counts.
2. Adjusted to exclude Morgans New York and Royalton New York, which are under binding sale agreements, and exclude Chateau LeMoyne, which is owned by an unconsolidated joint venture.

13

RLJ Lodging Trust

FelCor’s Portfolio Enhances RLJ’s Presence in Gateway Markets % of 2016A EBITDA (1) # Market RLJ Combined RLJ + FelCor Ranking Change 1 Northern California 11% 15% 2 Southern California 5% 8% 3 South Florida 9% 8% 4 Austin 9% 7% 5 Denver 8% 5% 6 Boston 2% 5% 7 New York 5% 5% 8 Washington, DC 7% 4% 9 Chicago 7% 4% 10 Houston 5% 4% ___________________________ Based on RLJ’s 2016A Pro Forma Consolidated Hotel EBITDA and FelCor’s reported same-store Hotel EBITDA adjusted to exclude Morgans New York and Royalton New York, which are under binding sale agreements and as adjusted to include The Knickerbocker for 2016. FelCor’s portfolio significantly enhances RLJ’s presence in the target markets such as California and Boston, while also reducing overall market specific earnings volatility and risk 14

FelCor's Compact Hotels are a Natural Fit with RLJ's Strategy

RLJ Lodging Trust ***Investment Criteria***		FelCor Lodging Trust
Compact Hotels	✓	▪ Less square footage, limited meeting space and food and beverage outlets
High Hotel EBITDA Margins	✓	▪ 34% compact full-service margin (1) ▪ 32% margin overall
High Percentage of Revenues from Room Product	✓	▪ ~80%
High Quality Assets	✓	▪ $148 2016A RevPAR ▪ RevPAR Index of 110.3%
Leading Brands	✓	▪ Embassy Suites, Marriott, Sheraton, Hilton, Wyndham, DoubleTree
Attractive/Gateway Markets	✓	▪ 50% California and Northeast – Attractive markets: Napa Valley, Silicon Valley, San Diego, Los Angeles, Boston, etc.

Source: Company filings.
Note all figures represent 2016A and exclude Morgans New York and Royalton New York which are under binding sale agreements and Chateau LeMoyne, which is owned by an unconsolidated joint venture.
1. *Please refer to the appendix for FelCor's compact full-service portfolio detail.*

15

RLJ Lodging Trust

Combination Creates Third Largest Public Lodging REIT

Enhanced size and efficiency allow for significant cost savings

- Meaningful overhead (G&A) efficiencies
- Increased negotiating leverage with brands, managers, and vendors
- Ongoing cost-of-capital efficiencies (refinancing FelCor debt, greater shareholder liquidity)

Creates Third Largest Public Lodging REIT (Enterprise Value) (1)



($ in billions)
$1.1
$1.5
$2.2
$2.3
$2.4
$2.7
$2.8
$3.0
$3.4
$4.0
$4.1
$4.5
$4.9
$5.6
$7.0
$8.7
$17.8
AHP
CLDT
HT
CHSP
INN
FCH
XHR
DRH
PEB
SHO
RLJ
LHO
AHT
APLE
PF (3) RLJ + FCH
PK
HST

Creates A Top U.S. REIT by EBITDA (2)



($ in millions)
Top 10 REITs $2,109
Top 11 - 20 $1,185
Top 21 - 30 $727
PF RLJ + FCH $600+
Top 31 - 40 $549
Top 41 - 50 $417
Top 51 - 60 $368
Top 61 - 70 $313
Top 71 - 80 $272
Top 81 - 90 $232
Top 91 - 100 $187
Top 101 - 110 $149
Top 111 - 120 $108
Top 121 - 130 $65

Sources: Company filings, FactSet, NAREIT REITWatch, and SNL Financial. Market data as of 4/21/2017 (prior to transaction announcement).

1. *Excludes HPT given lease structure.*
2. *Pro Forma RLJ / FelCor reflects 2016 reported corporate EBITDA. Peer deciles reflect average year-end 12/31/2016 adjusted EBITDA for companies in each decile.*
3. *Based on RLJ share price as of 4/21/2017. Assumes a fixed exchange ratio of 0.362 RLJ shares issued per FelCor common share.*

16

RLJ Lodging Trust

RLJ FelCor RLJ + FelCor Combined Equity Value $3.0bn $1.2bn (1) $4.2bn (1) Enterprise Value $4.1bn $2.9bn (1) $7.0bn (1) Number of Hotels 122 36 (2) 158 (2) Number of Rooms 20,138 11,044 (2) 31,182 (2) 2016A RevPAR $130 $148 (2)(3) $136 (2)(3) 2016A Hotel EBITDA $400mm $239mm (2)(3) $639mm (2)(3) 2016A Hotel EBITDA Margin 36% 32% (2)(3) 34% (2)(3) 2016A Hotel EBITDA / Hotel $3.3mm $6.8mm (2)(3) $4.1mm (2)(3) Creates Leading Lodging Platform ___________________________ Sources: Company provided information. Note: RLJ figures are shown consolidated and FelCor figures exclude Chateau LeMoyne, which is owned by an unconsolidated joint venture. Based on RLJ share price as of 4/21/2017 (prior to transaction announcement). Assumes a fixed exchange ratio of 0.362 RLJ shares issued per FelCor share. All FelCor figures adjusted to exclude Morgans New York and Royalton New York, which are under binding sale agreements. The Knickerbocker, which opened in February 2015, is not included in RevPAR, EBITDA or any subsequent calculations as not disclosed in FelCor’s 2016A same-store figures. 17

Imbedded Value Creation Opportunities 18

Opportunity for Continued Portfolio Improvements

RLJ intends to follow its proven investment thesis in reshaping the combined portfolio

- Continue to improve efficiency by recycling into hotels with higher EBITDA per key
- Opportunity to continue to drive our combined portfolio of upscale, urban focused-service and compact full-service hotels to higher RevPAR in-line with full-service REITs but with superior EBITDA margins

RLJ and FelCor Portfolio 2016A EBITDA

RLJ ($400mm Hotel EBITDA)

Top 75 Hotels:
$146 RevPAR
Hotel EBITDA Margin: 36%


80%
20%

47 Other Hotels:
$92 RevPAR
Hotel EBITDA Margin: 35%

FelCor ($239mm Hotel EBITDA)

30 Compact Full-Service Hotels
$148 RevPAR (1)
Hotel EBITDA Margin: 34% (1)


Compact
Full-Service
Hotels
79%
21%

Six Traditional Full-Service (1)
Hotel EBITDA Margin: 25% (1)

FelCor's Traditional Full-Service Hotels:
The Fairmont Copley Plaza, Boston
Embassy Suites Myrtle Beach
Hilton Myrtle Beach Resort
Sheraton Burlington
Sheraton Philadelphia Society Hill
Vinoy Renaissance St. Petersburg

Source: Company filings.
Note: Note figures exclude Chateau LeMoyne, which is owned by an unconsolidated joint venture. 30 compact full-service hotels includes 29 same-store hotels reported in FelCor's 2016A same-store including The Knickerbocker. Please refer to the appendix for FelCor's compact full-service portfolio.
1. *Based on FelCor's as reported 2016A same-store figures adjusted to exclude Morgans New York and Royalton New York which are under binding sale agreements. The Knickerbocker, which opened in February 2015, is not included in FelCor's disclosed same-store figures and excluded from hotel EBITDA and RevPAR.*

19

RLJ Lodging Trust

Opportunity to Harvest Imbedded Portfolio Value

	RLJ Lodging Trust	FelCor Lodging Trust
Brand Conversions	▪ RLJ has completed nine award-winning conversions	▪ FelCor Conversion Candidates: – Embassy Suites Mandalay Beach to Curio – Embassy Suites Deerfield Beach to Hilton or Curio – Sheraton Philadelphia Society Hill to Marriott
Multi-Branded Hotels	▪ RLJ owns multi-branded hotels with shared footprints and cluster efficiencies	▪ FelCor portfolio offers excellent redevelopment opportunity at San Diego Bayside, potential for two or three flags on one parcel
Targeted Renovations in the Path of Recovery	▪ RLJ has ability to use balance sheet liquidity to stage renovations to minimize disruption and maximize results	▪ FelCor portfolio offers opportunities for timely renovations in markets that are poised for recovery – Marriott San Francisco Union Square – Embassy Suites San Francisco Airport Waterfront – Embassy Suites San Francisco Airport South – Embassy Suites Miami International Airport – Embassy Suites Ft. Lauderdale
Real Estate Pure-Play	▪ RLJ has an experienced Real Estate Team capable of harvesting a "real estate pure-play"	▪ FelCor portfolio provides opportunities over time to capitalize on underlying real estate value – Wyndham Santa Monica – Embassy Suites Napa

20

RLJ Lodging Trust

Strong Balance Sheet and Liquidity 21

Strong Balance Sheet and Proactive Deleveraging Plan

Flexibility to accretively delever through select hotel sales over next 12 to 18 months

- RLJ plans to opportunistically monetize $300 - $500+ million in hotels to accretively delever the balance sheet
  - Initially targeting repayment of FelCor's $525 million 5.625% senior secured notes callable in March 2018, with initial disposition proceeds
- Additional opportunities to refinance or pay down higher cost debt over time
  - FelCor's $475 million 6.0% senior unsecured notes are callable June 2020
  - ~260bps higher cost of debt than RLJ's current weighted average (~$13 million of potential interest savings) [1]
- Transaction represents modest increase in leverage of less than 4.5x;[3] **plan to delever over 12-18 months**
  - RLJ has proven its ability to reduce leverage including opportunistically deleveraging from ~5.0x since IPO in 2011[2]



Net Debt / EBITDA
3.8x
9/30/16
Pre- NYC Asset Sales
3.6x
3.0x
Year-end 2015
Year-end 2016
Less than 4.5x
Asset Sales
4.0x or Less
Pro Forma
Target (Pro Forma)

Source: Company filings.
1. *Based on RLJ's reported weighted average cost of debt of 3.33% as of 12/31/2016.*
2. *Represents at IPO leverage per RLJ's S-11 filing in May 2011.*
3. *Pro Forma net debt based on 12/31/2016 capitalization of RLJ and FelCor, on a combined basis.*

22

RLJ Lodging Trust

Strong Ongoing Liquidity Weighted average maturity of 4.9 years No significant maturities before 2019 129 unencumbered hotel assets Interest coverage of over 4.0x pro forma Untapped $400 million Revolving Credit Facility Dividend well covered $4.2 Equity $2.5 Net Debt ________________________ Sources: Company filings, FactSet, and SNL. Balances as of 12/31/2016 as reported. Market data as of 4/21/2017 (prior to transaction announcement). Excludes RLJ’s undrawn $400mm revolver which matures in 2021. Assumes FelCor’s existing revolver balances repaid. Based on RLJ share price as of 4/21/2017. Assumes a fixed exchange ratio of 0.362 RLJ shares issued per FelCor share. ($ in billions) 60% 35% ($ in millions) RLJ’s liquidity remains strong with over 129 unencumbered hotel assets as well as an untapped $400 million revolver and interest coverage of over 4.0x; supported by $4 billion of equity value Pro Forma Debt Maturity Schedule (1) Enterprise Value Pro Forma Liquidity (2) 5% $7.0 $0.4 Preferreds 23 PF RLJ + FCH $400 $150 $1,000 $150 $330 $85 $11 $81 $625 $550 $480 $1,096 2017 2018 2019 2020 2021 2022 2023+ Term Loans Senior Notes Mortgages JV Debt (at share)

Wyndham Guaranty Provides Credit Enhancement

Description

- Eight recently renovated Wyndham hotels located in key gateway markets with strong demand generators
- Backed by a $100 million NOI guaranty through 2022 ($85 million remaining)[1] capped at $21.5 million per year
- Guaranty ensures that ~10% of combined RLJ portfolio EBITDA will grow at least ~3% each year, regardless of lodging cycle fluctuations



Boston – Beacon Hill



Charleston – Mills House



San Diego – Bayside



Santa Monica – At the Pier



New Orleans – French Quarter



Philadelphia – Historic District



Pittsburgh – University Center



Houston – Medical Center

Wyndham EBITDA Guaranty (in mm's) [2]


$60.1
$62.3
$63.6
$65.5
$67.4
$69.6
2017
2018
2019
2020
2021
2022

Sources: Company provided information and public filings.
1. *As of December 31, 2016. Does not include extensions.*
2. *Reflects management's estimates for EBITDA for the Wyndham portfolio based on the NOI guaranteed by Wyndham for those years.*

24

RLJ Lodging Trust

Proven Track Record 25

RLJ Has a Proven Record of Successful Portfolio Management

- Leading shareholder returns
  - 70% total shareholder return since May 2011 IPO (fifth best among public lodging REITs)
  - Returned ~$1 billion to shareholders in dividends and share repurchases since May 2011 IPO
- Disciplined, active hotel portfolio management
  - 30 hotels acquired since May 2011 IPO ($2.3 billion of acquisitions since January 1, 2010)
  - 46 hotels sold since IPO (~$694 million since 2011) (1)
  - 9 hotels converted since IPO (award winners with Marriott, Hilton and IHG)
- Best-in-class corporate governance with independent and experienced Board
- Proven senior management team and long tenure of success together

RLJ's Management Team		
Name	**Title**	**RLJ Tenure**
Robert L. Johnson	Executive Chairman	16 years
Ross Bierkan	President and Chief Executive Officer	16 years
Leslie Hale	EVP Chief Operating Officer and Chief Financial Officer	12 Years
Frederick McKalip	SVP General Counsel	15 Years
Kate Henriksen	SVP Investment & Portfolio Analysis	15 Years
Carl Mayfield	SVP Design & Construction	13 Years
Jeff Dauray	SVP Acquisitions	8 Years

1. *As of year-end December 31, 2016.*

26

RLJ Lodging Trust

Proven Track Record of Delivering Leading Shareholder Returns RLJ’s disciplined, active portfolio management has generated leading shareholder returns since its May 2011 IPO ___________________________ Source: SNL Financial. Note: Market data as of 4/21/17 (prior to transaction announcement). Total Returns Since RLJ’s IPO (May 2011) 27 3% 18% 24% 24% 31% 32% 60% 70% 71% 80% 86% 96% 0% 20% 40% 60% 80% 100% Hersha Ashford FelCor DiamondRock Host LaSalle Chatham RLJ Pebblebrook Sunstone Chesapeake Summit

Compelling Investment Opportunity 28

Pro Forma Portfolio Positioned To Outperform

Improved RevPAR and Efficiency

RevPAR Accretive [1]



$130
$136
RLJ
PF RLJ + FCH

Opportunity for future RevPAR and Hotel EBITDA / Hotel gains from portfolio reshaping

Asset Management Accretive [1]
(Hotel EBITDA / Hotel)



$3.3mm
$4.1mm
RLJ
PF RLJ + FCH

Pro Forma Geographical Overview



RLJ
FCH
% of Rooms
> 5.0%
2.5% to 5.0%
1.5% to 2.5%
1.0% to 1.5%
0.75% to 1.0%
< 0.75%

Leading Hotel EBITDA Margin



34% (3)
33%
33%
32%
31%
28%
28%
PF RLJ + FCH
Chesapeake
Xenia
DiamondRock
Sunstone
Host
Park

Creates Third Largest Pure-Play Public Lodging REIT



$2.7
$4.1
$7.0
$8.7
$17.7
FelCor
RLJ
PF RLJ + FCH (2)
PK
HST

Source: Company provided information. Note: Market data as of 4/21/2017 (prior to transaction announcement).

1. *As reported 2016A same-store figures adjusted to exclude Morgans New York and Royalton New York, which are under binding sale agreements.*
2. *Based on RLJ share price as of 4/21/2017. Assumes a fixed exchange ratio of 0.362 RLJ shares issued per FelCor share.*
3. *Reflects 2016A same-store Hotel EBITDA margin as reported as further adjusted to exclude Morgans New York and Royalton New York, which are under binding sale agreements. The Knickerbocker, which opened in February 2015, is not included in EBITDA as not disclosed in FelCor's 2016A same-store figures.*

29

RLJ | Lodging Trust

Compelling Merger and Investment Opportunity High quality institutional-grade portfolio of high margin focused-service & compact full-service hotels Premium branded hotels with broad geographic diversification; urban market concentration with high barriers-to-entry and multiple demand generators Creates third largest pure-play lodging REIT, with a more efficient cost structure Greater access to capital and differentiated portfolio strategy, providing competitive advantages over smaller, less efficient peers Imbedded value creation from recapitalization of FelCor’s capital structure, accretive near-term and long-term dispositions of non-strategic assets, and selective repositioning opportunities Perpetual value creation in G&A, operating and capital procurement efficiencies Transformational combination to result in a dominant platform in the most profitable hotel segments with imbedded growth and value creation opportunities Expected to be immediately Adjusted FFO per share accretive RevPAR and EBITDA per hotel accretive The combination creates a strong and flexible financial platform, generating significant free cash flow with superior liquidity and investment capacity. This allows for the pursuit of value creation opportunities, and the return of capital to shareholders through all parts of the cycle Strategic Combination Financial Strength Competitive Advantage Accretive Transaction Value Creation Opportunities 30

FelCor Portfolio Detail 31

FelCor’s Compact Full-Service Hotel Summary 32

FelCor's Compact Full-Service Hotel Summary

Embassy Suites Napa Valley



- Rooms: 205
- 2016A RevPAR: $196
- 2016A Margin: 41.2%
- Meeting Space: 7,630 sq. feet
- Opportunity to add 54 keys
- Diverse demand generators including:
  - Wineries
  - Napa River Walk and Outlets
  - Napa attractions

Embassy Suites San Francisco Airport Waterfront



- Rooms: 340
- 2016A RevPAR: $187
- 2016A Margin: 34.9%
- Meeting Space: 13,410 sq. feet
- Bayfront location is popular with social groups. Opportunity to further penetrate the wedding market
- Diverse demand generators including:
  - Silicon Valley
  - Oracle
  - Genentech

Embassy Suites Milpitas Silicon Valley



- Rooms: 266
- 2016A RevPAR: $165
- 2016A Margin: 38.9%
- Meeting Space: 6,952 sq. feet
- Renovation will add guestrooms and increase meeting space flexibility
- Diverse demand generators including:
  - Silicon Valley
  - Bart extension in 2018
  - Levi's Stadium (49ers)

Embassy Suites Mandalay Beach Hotel & Resort



- Rooms: 250
- 2016A RevPAR: $183
- 2016A Margin: 39.6%
- Meeting Space: 13,150 sq. feet
- The management agreement provides for an option to convert the Hotel to an alternative Hilton brand
- Diverse demand generators including:
  - High traffic arterial between LA and Santa Barbara
  - Beachfront

Embassy Suites San Francisco Airport



- Rooms: 312
- 2016A RevPAR: $180
- 2016A Margin: 36.2%
- Meeting Space: 8,952 sq. feet
- Renovation will add four guestrooms and increase meeting space flexibility
- Diverse demand generators including:
  - Biopharma corporate developments
  - Landing at Oyster Point
  - Merck and AstraZeneca

Embassy Suites Deerfield Beach Resort & Spa



- Rooms: 244
- 2016A RevPAR: $153
- 2016A Margin: 35.0%
- Meeting Space: 7,696 sq. feet
- Only beachfront, all-suite hotel in market
- Option to convert the Hotel to another Hilton brand, and add 47 guestrooms

Source: Smith Travel Research and Hotel websites.
Note: RevPAR and Margins reflect 2016A figures. Morgans New York which is under a binding sale agreement not shown in Compact Full-Service category.

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RLJ Lodging Trust

FelCor's Compact Full-Service Hotel Summary (cont'd)

Embassy Suites Fort Lauderdale 17th Street



- Rooms: 361
- 2016A RevPAR: $146
- 2016A Margin: 33.3%
- Meeting Space: 11,353 sq. feet
- Excellent location, close proximity to downtown Ft. Lauderdale and Port Everglades
- Diverse demand generators including:
  - FLL Airport expansion
  - Broward County Convention Center (400,000+ sq. feet expansion has been approved)

Embassy Suites LA International Airport South


EMBASSY SUITES

- Rooms: 349
- 2016A RevPAR: $146
- 2016A Margin: 39.7%
- Meeting Space: 7,095 sq. feet
- New LA Rams / Chargers stadium to open nearby in 2019. Will host Super Bowl LV in 2021
- Diverse demand generators including:
  - Silicon Beach (Hulu, ZipRecruiter, Google, Yahoo, YouTube, Snapchat)
  - Boeing, Deloitte, AT&T
  - Southern CA leisure attractions

Embassy Suites Phoenix Biltmore


EMBASSY SUITES

- Rooms: 232
- 2016A RevPAR: $123
- 2016A Margin: 35.7%
- F&B fully leased out
- Meeting Space: 6,233 sq. feet
- Excellent location adjacent to the Biltmore Fashion Park
- Diverse demand generators including:
  - Banking & Financial Services Sector
  - Proximity to strong Class A office market

Embassy Suites Miami International Airport



- Rooms: 318
- 2016A RevPAR: $125
- 2016A Margin: 25.1%
- Meeting Space: 12,204 sq. feet
- Hotel accommodates leisure transient, group and corporate guests due to proximity to Miami Int'l Airport
  - Property will benefit from new Royal Caribbean port of Miami terminal (October 2018) with largest new ships in the world

Embassy Suites Orlando International Drive South Convention Center



- Rooms: 244
- 2016A RevPAR: $104
- 2016A Margin: 27.9%
- Meeting Space: 6,329 sq. feet
- Full PIP renovations completed in 2016 are anticipated to provide increased revenue opportunities
- Diverse demand generators including:
  - Expansion of Orange County Convention Center
  - Disney World (Pandora – The World of Avatar opens in May 2017)

Embassy Suites Atlanta Buckhead



- Rooms: 316
- 2016A RevPAR: $121
- 2016A Margin: 41.0%
- Meeting Space: 4,985 sq. feet
- Buckhead is home to 17mm sq. feet of office space, Lenox Square, Phipps Plaza and the Shops Buckhead Atlanta
- Diverse demand generators including:
  - Atlanta to host the College Football National Championship Game in 2018, the Super Bowl in 2019 and the Final Four in 2020

Source: Smith Travel Research and Hotel websites.
Note: RevPAR and Margins reflect 2016A figures. Morgans New York which is under a binding sale agreement not shown in Compact Full-Service category.

34

RLJ Lodging Trust

FelCor's Compact Full-Service Hotel Summary (cont'd)

Embassy Suites Birmingham



- Rooms: 242
- 2016A RevPAR: $107
- 2016A Margin: 36.8%
- Meeting Space: 5,124 sq. feet
- Diverse demand generators including:
  - University of Alabama at Birmingham, Samford University, Birmingham Jefferson Convention Center, Southern Company/Alabama Power and Brookwood Baptist Medical Center
  - Talladega Superspeedway hosts two NASCAR Cup races annually

Embassy Suites Boston Marlborough



- Rooms: 229
- 2016A RevPAR: $118
- 2016A Margin: 30.2%
- Meeting Space: 3,548 sq. feet
- Renovation will add 14 guestrooms
- Diverse demand generators including:
  - Quest Diagnostics, TJX Corporation, Hologic Inc, Sunovion Pharmaceuticals Inc., Dow Chemical
  - Indoor and outdoor sports facilities

Embassy Suites Minneapolis Airport



- Rooms: 310
- 2016A RevPAR: $118
- 2016A Margin: 36.4%
- Meeting Space: 12,137 sq. feet
- Diverse Bloomington demand generators including:
  - Minneapolis to host the Super Bowl in 2018 and the Final Four in 2019
  - Mall of America - largest retail and entertainment destination in the U.S.
  - Home to Ceridian, Donaldson, Health Partners, Thermo King, Toro

Embassy Suites Dallas Love Field



- Rooms: 248
- 2016A RevPAR: $105
- 2016A Margin: 28.7%
- Meeting Space: 3,327 sq. feet
- Full PIP renovations completed in 2016 are anticipated to provide increased revenue opportunities
- Diverse demand generators including:
  - New Southwest Airlines flight training center
  - Dallas Love Field Airport

Embassy Suites Secaucus Meadowlands


EMBASSY SUITES HOTEL

- Rooms: 261
- 2016A RevPAR: $131
- 2016A Margin: 16.7%
- Meeting Space: 2,801 sq. feet
- Conveniently located within the Harmon Meadow mixed-use development
- Diverse demand generators including:
  - Hartz Mountain, Quest Diagnostics, the Vitamin Shoppe, the Children's Place
  - Meadowlands Sports Complex, MetLife Stadium, Meadowlands Exposition Center

DoubleTree Suites Austin



- Rooms: 188
- 2016A RevPAR: $180
- 2016A Margin: 42.2%
- Meeting Space: 5,642 sq. feet
- Diverse demand generators including:
  - State Capitol, University of Texas at Austin, Austin Convention Center, and downtown special events
  - New South by Southwest headquarters next door

Source: Smith Travel Research and Hotel websites.
Note: RevPAR and Margins reflect 2016A figures. Morgans New York which is under a binding sale agreement not shown in Compact Full-Service category.

35

RLJ Lodging Trust

Rooms: 132 2016A RevPAR: $240 2016A Margin: 55.0% Meeting Space: 325 sq. feet Irreplaceable Santa Monica location adjacent to the Santa Monica Pier Diverse demand generators including: Silicon Beach (Hulu, ZipRecruiter, Google, Yahoo, YouTube, Snapchat) Boeing, Deloitte, AT&T Southern CA leisure attractions Rooms: 374 2016A RevPAR: $106 2016A Margin: 45.5% Excellent French Quarter location Diverse demand generators including: New Orleans Morial Convention Center (sixth largest in U.S.) Sugar Bowl, Mardi Gras, French Quarter, Essence Fest and Jazz Fest Mercedes-Benz Superdome (New Orleans Saints) and Smoothie King Center (New Orleans Pelicans) Wyndham Santa Monica Beach at The Pier Wyndham New Orleans French Quarter FelCor’s Compact Full-Service Hotel Summary (cont’d) Wyndham Philadelphia Historic District Rooms: 364 2016A RevPAR: $114 2016A Margin: 37.5% Meeting Space: 8,513 sq. feet Diverse demand generators including: Philadelphia’s United States Mint National Constitution Center, the Liberty Bell, Independence Hall, Christ Church, Betsy Ross House and the Benjamin Franklin Museum Rooms: 251 2016A RevPAR: $101 2016A Margin: 32.9% Meeting Space: 7,333 sq. feet Diverse demand generators including: University of Pittsburgh and the University of Pittsburgh Medical Center, and Carnegie Mellon University Apple, Disney, Intel, Facebook research offices Rooms: 216 2016A RevPAR: $186 2016A Margin: 43.3% Meeting Space: 4,289 sq. feet Irreplaceable location in the heart of Charleston’s Historic District Diverse demand generators including: Medical University of South Carolina, Boeing, and the Charleston Cruise Terminal Wyndham Pittsburgh University Center Wyndham The Mills House Grand Hotel Rooms: 304 2016A RevPAR: $181 2016A Margin: 41.8% Meeting Space: 5,678 sq. feet Prime location adjacent to the Mass General Hospital Diverse demand generators including: Hospital and government demand TD Garden Arena (Boston Celtics and Boston Bruins) and Fenway Park (Boston Red Sox) Boston College, Boston University, Harvard University, MIT Wyndham Boston Beacon Hill ___________________________ Source: Smith Travel Research and Hotel websites. Note: RevPAR and Margins reflect 2016A figures. Morgans New York which is under a binding sale agreement not shown in Compact Full-Service category. 36

Rooms: 600 2016A RevPAR: $118 2016A Margin: 29.6% Meeting Space: 21,535 sq. feet Prime waterfront location in downtown San Diego Future redevelopment opportunity to create multi-brand complex Diverse demand generators including: Proximity to Convention Center San Diego cruise terminal Naval base FelCor’s Compact Full-Service Hotel Summary (cont’d) Wyndham San Diego Bayside Rooms: 287 2016A RevPAR: $111 2016A Margin: 44.4% Meeting Space: 216 sq. feet Diverse demand generators including: Rice University, Houston Livestock Show and Rodeo NRG Stadium (Houston Texans) Prime location adjacent to Texas Medical Center (largest medical complex in the world) Wyndham Houston Medical Center Hotel & Suites DoubleTree Suites Orlando Lake Buena Vista Rooms: 229 2016A RevPAR: $125 2016A Margin: 27.3% Meeting Space: 3,556 sq. feet Prime “In-Disney” Lake Buena Vista location Diverse demand generators including: Disney World (Pandora – The World of Avatar opens in May 2017) Expansion of Orange County Convention Center Marriott San Francisco Union Square Rooms: 400 2016A RevPAR: $263 2016A Margin: 30.5% Meeting Space: 9,553 sq. feet Prime San Francisco location in the heart of Union Square Diverse demand generators including: Nob Hill and other tourist sites Salesforce, Yelp, LinkedIn, Google, Instagram, Oracle, Deloitte, Charles Schwab Holiday Inn San Francisco- Fisherman’s Wharf Rooms: 585 2016A RevPAR: $182 2016A Margin: 16.4% Fisherman’s Wharf is a tourist beacons located near waterfront Diverse demand generators including: Silicon Valley San Francisco tourism AT&T Park (San Francisco Giants) Golden Gate Bridge Moscone Center (largest convention center in SF) The Knickerbocker Rooms: 330 Meeting Space: 2,200 sq. feet Diverse demand generators including: Prime Time Square location Leading business travel and tourism destination Central Park, Madison Square Garden, World Trade Center, Empire State Building ___________________________ Source: Smith Travel Research and Hotel websites. Note: RevPAR and Margins reflect 2016A figures. Morgans New York which is under a binding sale agreement not shown in Compact Full-Service category. 37

FelCor’s Full-Service Hotel Summary 38

FelCor's Full-Service Hotel Summary

Renaissance Vinoy St Petersburg Resort & Golf Club



- Rooms: 361
- 2016A RevPAR: $177
- 2016A Margin: 22.9%
- Meeting Space: 31,292 sq. feet
- Iconic, irreplaceable asset located on prime waterfront real estate with an abundance of amenities including golf course, marina, tennis, fitness center and swimming pools
- Undergoing a multi-phase development / improvement project

Hilton Myrtle Beach Resort



- Rooms: 385
- 2016A RevPAR: $90
- 2016A Margin: 33.4%
- Meeting Space: 30,741 sq. feet
- Property is part of a larger complex that includes the Embassy Suites Myrtle Beach Oceanfront Resort
- Expansive new spa and health club to be completed in May 2017

Embassy Suites Myrtle Beach Oceanfront Resort



- Rooms: 255
- 2016A RevPAR: $131
- 2016A Margin: 28.1%
- Meeting Space: 51,589 sq. feet
- Property is part of a larger complex that includes the Hilton Myrtle Beach Resort
- Expansive new spa and health club to be completed in May 2017

Fairmont The Copley Plaza



- Rooms: 383
- 2016A RevPAR: $248
- 2016A Margin: 19.4%
- Meeting Space: 20,312 sq. feet
- Landmark asset in historic Back Bay and headquarters for the Boston Marathon
- Diverse demand generators including:
  - TD Garden (Celtics, Bruins) & Fenway Park (Red Sox)
  - Boston University, Harvard University, MIT

Sheraton Burlington Hotel



- Rooms: 309
- 2016A RevPAR: $89
- 2016A Margin: 29.6%
- Meeting Space: 27,913 sq. feet
- Converting to DoubleTree
- Diverse demand generators including:
  - University of Vermont, University of Vermont Medical Center, Keurig Green Mountain, IBM, and GE Healthcare

Sheraton Hotel Philadelphia Society Hill



- Rooms: 364
- 2016A RevPAR: $129
- 2016A Margin: 29.4%
- Meeting Space: 17,933 sq. feet
- Conversion candidate to Marriott
- Diverse demand generators including:
  - Philadelphia's U.S. Mint
  - National Constitution Center, the Liberty Bell, Independence Hall, Christ Church, Betsy Ross House and the Benjamin Franklin Museum

Source: Smith Travel Research and Hotel websites.
Note: RevPAR and Margins reflect 2016A figures. Royalton New York which is under a binding sale agreement not shown in Full-Service category.

39

RLJ Lodging Trust

Non-GAAP Financial Measures 40

Non-GAAP Financial Measures RLJ and FelCor refer in this Investor Presentation to certain non-GAAP financial measures. These measures, including variations of EBITDA and EBITDA margin, are measures of financial performance that are not calculated and presented in accordance with generally accepted accounting principles, or GAAP. RLJ and FelCor consider these measures useful to investors as key supplemental measures of performance. These non-GAAP financial measures should be considered along with, but not as alternatives to, net income or loss as a measure of operating performance. The non-GAAP financial measures, as calculated in this Investor Presentation, may not be comparable to similar non-GAAP measures as reported by other companies that do not define such terms exactly the same way. The tables on the following pages reconcile these non-GAAP measures to the most comparable GAAP financial measures. RLJ and FelCor consider EBITDA useful to an investor in evaluating and facilitating comparisons of RLJ and FelCor’s operating performance between periods and between REITs by removing the impact of their respective capital structures (primarily interest expense) and asset bases (primarily depreciation and amortization) from RLJ’s and FelCor’s operating results. In addition, EBITDA is used as one measure in determining the value of hotel acquisitions and dispositions. Hotel EBITDA and Hotel EBITDA margin are commonly used measures of performance in the hotel industry and give investors a more complete understanding of the operating results over which RLJ’s and FelCor’s individual hotels and operating managers have direct control. RLJ and FelCor believe that Hotel EBITDA and Hotel EBITDA margin are useful to investors by providing greater transparency with respect to two significant measures used by RLJ and FelCor in financial and operational decision-making. Additionally, using these measures facilitates comparisons with other hotel REITs and hotel owners. RLJ and FelCor also calculate FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT, which defines FFO as net income or loss (calculated in accordance with GAAP), excluding gains or losses from sales of real estate, impairment, the cumulative effect of changes in accounting principles, plus depreciation and amortization, and adjustments for unconsolidated partnerships and joint ventures. The presentation of FFO provides useful information to investors regarding the operating performance and can facilitate comparisons of operating performance between periods and between real estate investment trusts (“REITs”), even though FFO does not represent an amount that accrues directly to common shareholders. RLJ and Felcor’s calculation of FFO may not be comparable to measures calculated by other companies who do not use the NAREIT definition of FFO or do not calculate FFO per diluted share in accordance with NAREIT guidance. Adjustments to FFO and EBITDA for certain items outside the normal course of operations or extraordinary are added back. RLJ and FelCor believe that Adjusted FFO and Adjusted EBITDA provide useful supplemental information to investors regarding its ongoing operating performance that, when considered with net income, FFO, and EBITDA, is beneficial to an investor’s understanding of its operating performance. 41

Non-GAAP Financial Reconciliation – RLJ ___________________________ Note: Please refer to the Company’s Q4 2015 and Q4 2016 earnings releases dated February 24, 2016 and February 2, 2017, respectively for additional information. (Figures shown in thousands) 13 For the year ended December 31, 2016 2015 Net income $201,314 $219,812 Depreciation and amortization 162,500 156,226 Interest expense, net 58,793 54,758 Income tax expense (benefit) 8,190 (39,126) Noncontrolling interest in consolidated joint venture (55) (77) Adjustments related to consolidated joint venture (152) (170) EBITDA $430,590 $391,423 Transaction and pursuit costs 192 3,058 Gain on sale of hotel properties (45,929) (28,398) Impairment loss - 1,003 Amortization of share-based compensation 5,990 13,002 Loan related costs 924 - Other expense 604 - Adjusted EBITDA $392,371 $380,088 Pro forma adjustments - income from sold hotels (16,106) (4,102) Pro forma adjustments - income from prior ownership of acquired hotels - 4,785 Pro Forma Adjusted EBITDA $376,265 $380,771 42

Non-GAAP Financial Reconciliation – RLJ (cont'd)

(Figures shown in thousands, except key data)

	For the year ended December 31, 2016
Net income	$201,314
Depreciation and amortization	162,500
Distributions to preferred unitholders	-
Interest expense, net	58,793
Income tax expense	8,190
Noncontrolling interest in consolidated joint venture	(55)
Adjustments related to consolidated joint venture	(152)
EBITDA	**$430,590**
Transaction and pursuit costs	192
IPO Costs	-
Gain on sale of hotel properties	(45,929)
Amortization of share-based compensation	5,990
Gain on extinguishment of indebtedness	-
Loan related costs	924
Other expenses	604
Adjusted EBITDA	**$392,371**
General and administrative	25,016
Operating results from noncontrolling interest in JV	207
Other corporate adjustments	(1,142)
Consolidated Hotel EBITDA	**$416,452**
Pro forma adjustments - Income from sold properties	(16,106)
Pro forma Consolidated Hotel EBITDA	**$400,346**
Non-comparable hotels	(16,251)
Pro forma Hotel EBITDA	**$384,095**
Keys	20,138
Pro Forma Consolidated Hotel EBITDA/Key	**$20**

EBITDA Margin (unaudited)

Total revenue	$1,159,995
Revenue from sold hotels	(52,278)
Revenue from prior ownership	-
Other corporate adjustments	(56)
Pro forma Consolidated Hotel Revenue	**$1,107,661**
Pro forma Consolidated Hotel EBITDA	**$400,346**
Pro forma Consolidated Hotel EBITDA Margin	**36.1%**

	For the year ended December 31, 2011[(1)]
Net income	$11,709
Depreciation and amortization	130,714
Distributions to preferred unitholders	(61)
Interest expense, net	96,454
Income tax expense	740
Noncontrolling interest in consolidated joint venture	(47)
Adjustments related to consolidated joint venture	(1,007)
EBITDA	**$238,502**
Transaction and pursuit costs	3,996
IPO Costs	10,733
Gain on sale of hotel properties	-
Amortization of share-based compensation	3,284
Gain on extinguishment of indebtedness	(23,515)
Loan related costs	-
Other expenses	1,363
Adjusted EBITDA	**$234,363**
General and administrative	19,606
Operating results from noncontrolling interest in JV	1,054
Other corporate adjustments	(395)
Consolidated Hotel EBITDA	**$254,628**
Pro forma adjustments - Income from sold properties	(1,411)
Pro forma Consolidated Hotel EBITDA	**$253,217**
Non-comparable hotels	(836)
Pro forma Hotel EBITDA	**$252,381**
Keys	20,470
Pro Forma Consolidated Hotel EBITDA/Key	**$12**

EBITDA Margin (unaudited)

Total revenue	$758,952
Revenue from sold hotels	-
Revenue from prior ownership	3,188
Other corporate adjustments	-
Pro forma Consolidated Hotel Revenue	**$762,140**
Pro forma Consolidated Hotel EBITDA	**$253,217**
Pro forma Consolidated Hotel EBITDA Margin	**33.2%**

Note: Please refer to the Company's Q4 2011 and Q4 2016 earnings releases dated March 8, 2012 and February 2, 2017, respectively for additional information.

1. *Pro forma adjustments exclude Courtyard Charleston Historic District.*

43

RLJ Lodging Trust

Non-GAAP Financial Reconciliation – FelCor

($ in thousands)	Year ended Dec. 31, 2016			Year ended Dec. 31, 2016			
	37 Same Store Hotels (1)	Morgans / Royalton	35 Same Store Hotels	37 Same Store Hotels (1)	Morgans / Royalton	Traditional Full-Service Hotels (2)	29 Same Store (Compact Full-Service)
Net income (loss)	4,193	(25,727)	29,920	4,193	(25,727)	18,713	11,207
Depreciation and amortization	114,054	4,764	109,290	114,054	4,764	27,101	82,189
Depreciation, unconsolidated entities and other partnerships	1,844	-	1,844	1,844	-	-	1,844
Interest expense	78,244	-	78,244	78,244	-	3,118	75,126
Interest expense, unconsolidated entities and other partnerships	366	-	366	366	-	-	366
Income tax	873	-	873	873	-	-	873
Noncontrolling interests in preferred distributions, consolidated joint venture	(73)	-	(73)	(73)	-	-	(73)
Noncontrolling interests in other partnerships	673	-	673	673	-	-	673
EBITDA	**$ 200,174**	**$ (20,963)**	**$ 221,137**	**$ 200,174**	**$ (20,963)**	**$ 48,932**	**$ 172,205**
Impairment / Other	26,459	21,177	5,282	26,459	21,177	1,333	3,949
Hurricane loss	740	-	740	740	-	-	740
Hurricane loss, unconsolidated entities	45	-	45	45	-	-	45
Loss (gain) on sale of hotels, net of noncontrolling interests in other partnerships	(3,191)	-	(3,191)	(3,191)	-	-	(3,191)
Other gains	(342)	-	(342)	(342)	-	-	(342)
Amortization of fixed stock and directors' compensation	6,638	-	6,638	6,638	-	-	6,638
Severance costs	6,874	-	6,874	6,874	-	-	6,874
Abandoned projects	620	-	620	620	-	-	620
Variable stock compensation	450	-	450	450	-	-	450
Litigation settlement	856	-	856	856	-	-	856
Pre-opening costs, net of noncontrolling interests	527	-	527	527	-	-	527
Adjusted EBITDA	**$ 239,850**	**$ 214**	**$ 239,636**	**$ 239,850**	**$ 214**	**$ 50,265**	**$ 189,371**
Adjusted EBITDA from hotels disposed and recently opened	(18,077)	-	(18,077)	(18,077)	-	-	(18,077)
Same Store EBITDA	**$ 221,773**	**$ 214**	**$ 221,559**	**$ 221,773**	**$ 214**	**$ 50,265**	**$ 171,294**
Corporate expenses	27,037	-	27,037	27,037	-	-	27,037
Amortization of fixed stock and directors' compensation	(6,638)	-	(6,638)	(6,638)	-	-	(6,638)
Variable stock compensation	(450)	-	(450)	(450)	-	-	(450)
Consolidated hotel lease expense	4,896	-	4,896	4,896	-	-	4,896
Unconsolidated property taxes, insurance and land lease	(1,983)	-	(1,983)	(1,983)	-	-	(1,983)
Condominium and other non-hotel revenue	(4,136)	-	(4,136)	(4,136)	-	-	(4,136)
Equity in income of unconsolidated entities (excluding interest and depreciation)	(4,378)	-	(4,378)	(4,378)	-	-	(4,378)
Condominium and other non-hotel expenses	3,062	-	3,062	3,062	-	-	3,062
Non-controlling interest adjustments	(420)	-	(420)	(420)	-	-	(420)
Hotel EBITDA	**$ 238,764**	**$ 214**	**$ 238,550**	**$ 238,764**	**$ 214**	**$ 50,265**	**$ 188,285**
Same-Store Operating Revenue	**$ 780,531**	**$ 30,432**	**$ 750,099**	**$ 780,531**	**$ 30,432**	**$ 201,543**	**$ 548,556**
Hotel EBITDA Margin	**30.6%**	**0.7%**	**31.8%**	**30.6%**	**0.7%**	**24.9%**	**34.3%**
Same Store Hotels	**37**	**2**	**35**	**37**	**2**	**6**	**29**

Source: Company filings and announcements.

1. *The Knickerbocker, which opened in February 2015, is not included in FelCor's 2016A same-store figures.*
2. *Figures shown include The Fairmont Copley Plaza, Embassy Suites Myrtle Beach, Hilton Myrtle Beach, Sheraton Burlington, Sheraton Philadelphia Society Hill and The Vinoy Renaissance.*

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RLJ Lodging Trust

Forward-Looking Statements Certain statements in this presentation that are not in the present or past tense or that discuss the expectations of RLJ Lodging Trust (“RLJ”) and/or FelCor Lodging Trust Incorporated (“FelCor”), and the assumptions upon which those statements are based, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended. These forward looking statements, which are based on current expectations, estimates and projections about the industry and markets in which RLJ and FelCor operate and beliefs of and assumptions made by RLJ management and FelCor management, involve significant risks and uncertainties, which are difficult to predict and are not guarantees of future performances, that could significantly affect the financial results of RLJ or FelCor or the combined company. Words such as “projects,” “will,” “could,” “continue,” "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," “forecast,” “guidance,” “outlook,” “may,” and “might” and variations of such words and similar expressions are intended to identify such forward looking statements, which generally are not historical in nature. Such forward-looking statements may include, but are not limited to, statements about the anticipated benefits of the proposed merger between RLJ and FelCor, including future financial and operating results, the attractiveness of the value to be received by FelCor stockholders, the attractiveness of the value to be received by RLJ, the combined company's plans, objectives, expectations and intentions, the timing of future events, anticipated administrative and operating synergies, the anticipated impact of the merger on net debt ratios, cost of capital, future dividend payment rates, forecasts of FFO accretion, projected capital improvements, expected sources of financing, and descriptions relating to these expectations. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to expected synergies, improved liquidity and balance sheet strength — are forward looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Our ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained and therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward looking statements. Some of the factors that may materially and adversely affect our business, financial condition, liquidity, results of operations and prospects, as well as our ability to make distributions to our shareholders, include, but are not limited to: (i) national, regional and local economic climates, (ii) changes in the real estate industry, financial markets and interest rates, or to the business or financial condition of either company or business, (iii) increased or unanticipated competition for the companies' properties, (iv) risks associated with acquisitions, including the integration of the combined companies' businesses, (v) the potential liability for the failure to meet regulatory requirements, including the maintenance of REIT status, (vi) availability of financing and capital, (vii) risks associated with achieving expected revenue synergies or cost savings, (viii) risks associated with the companies' ability to consummate the merger and the timing of the closing of the merger, (ix) the outcome of claims and litigation involving or affecting either company, (x) applicable regulatory changes, and (xi) those additional risks and factors discussed in reports filed with the Securities and Exchange Commission ("SEC") by RLJ and FelCor from time to time, including those discussed under the heading "Risk Factors" in their respective most recently filed reports on Forms 10-K and 10-Q. Neither RLJ nor FelCor, except as required by law, undertakes any duty to update any forward looking statements appearing in this document, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. 45

Additional Information Additional Information about the Proposed Transaction and Where to Find It This communication relates to the proposed merger transaction pursuant to the terms of the Agreement and Plan of Merger, dated as of April 23, 2017, by and among RLJ Lodging Trust (“RLJ”), RLJ Lodging Trust, L.P., Rangers Sub I, LLC, Rangers Sub II, LP, FelCor Lodging Trust Incorporated (“FelCor”) and FelCor Limited Partnership. In connection with the proposed merger, RLJ expects to file with the SEC a registration statement on Form S-4 that will include a joint proxy statement of RLJ and FelCor that also constitutes a prospectus of RLJ, which joint proxy statement/prospectus will be mailed or otherwise disseminated to RLJ shareholders and FelCor stockholders when it becomes available. RLJ and FelCor also plan to file other relevant documents with the SEC regarding the proposed transaction. INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You may obtain a free copy of the joint proxy statement/prospectus and other relevant documents (if and when they become available) filed by RLJ and FelCor with the SEC at the SEC's website at www.sec.gov. Copies of the documents filed by RLJ with the SEC will be available free of charge on RLJ's website at www.rljlodgingtrust.com or by emailing RLJ Investor Relations at ir@rljlodgingtrust.com or at 301-280-7774. Copies of the documents filed by FelCor with the SEC will be available free of charge on FelCor's website at www.felcor.com or by contacting FelCor Investor Relations at asalami@felcor.com or at 972-444-4967. RLJ and FelCor and their respective trustees, directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. You can find information about RLJ’s executive officers and Trustees in RLJ's definitive proxy statement filed with the SEC on March 28, 2017 in connection with its 2017 annual meeting of shareholders and in Form 4s of RLJ's trustees and executive officers filed with the SEC. You can find information about FelCor's executive officers and directors in Amendment No.1 to FelCor's Annual Report on Form 10-K for the year ended December 31, 2016 on Form 10-K/A filed with the SEC on April 28, 2017. Additional information regarding the interests of such potential participants will be included in the joint proxy statement/prospectus and other relevant documents filed with the SEC if and when they become available. You may obtain free copies of these documents from RLJ or FelCor using the sources indicated above. This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended. 46